Exhibit 99.1

EcoloCap Solutions Inc. (OTC-BB:ECOS)

For Immediate Release

Micro Bubble Technologies to Demonstrate M-Fuel and CNT Battery

Barrington, IL – September 28, 2009 – Micro Bubble Technologies Inc., the new subsidiary of EcoloCap Solutions Inc., (OTC-BB: ECOS) (“MBT”) will be demonstrating its technologies at its Korean factory on Tuesday November 3, 2009.  This will be the first time M-Fuel and the CNT-Battery will be demonstrated to the public.

The participants will take part in demonstrations of M-Fuel used on a tugboat, truck and stationary diesel engines.  M-Fuel will also be burned in open and closed furnace applications.  Each demonstration of M-Fuel will be connected to emission monitoring equipment that will evidence the reduction of emissions produced by the burning of M-Fuel instead of traditional fuels.

MBT will also unveil the Version 3.0 of the NPU-60 and Version 1.0 of the NPU-10, each with the capacity to produce 60 tons and 10 tons of M-Fuel per 24 hour respectively.

The long awaited presentation of the CNT-Battery to the public will demonstrate the unique characteristics of the technology.

Michael Siegel, President and CEO of Micro Bubble Technologies Inc. and EcoloCap Solutions Inc. stated: “This is a truly exciting event for the Company.  It will be open to the press, distributors, vendors and those interested in implementing the technology.  We are still accepting qualified individuals or companies request for an invitation.”

This will be the first time MBT’s two core technologies will be presented to the public.   When M-Fuel is used to replace kerosene, diesel or bunker fuel, there is a 60% average reduction in emission (CO2, NOx, and particulate matter) a 40% reduction in fuel, and up to a 25% reduction in cost of fuel (depending on the type and cost of the preprocessed fuel) and maintenance of the diesel engine or furnace.

In addition, the emission reductions resulting from using the M-Fuel technology will generate Carbon Credits for those in countries participating in the Kyoto Protocol of the United Nations.

The use of M-Fuel reduces NO2 by an average of 60% and also reduces CO2.   The reduction of these two greenhouses gases qualify to earn Carbon Credits which can then be sold on the open market. The United Nations has determined that the factor of NO2 vs. CO2 is 310 meaning that NO2 earns 310 times more Carbon Credits than CO2 for the same quantity of reduction of emission.

MBT will also demonstrate the discharge and charging characteristics of the CNT-Battery. The Carbon Nano Tube Batteries (“CNT-Batteries”) will sell for a premium to a similar type battery, but will yield up to 8 times the reserve capacity, recharge in less than ten minutes and MBT will offer a 5 year limited replacement guarantee if the battery is charged with the MBT designed charger system.

MBT is also announcing new names for its M-Fuel technology.  “EM-Fuel” will now be known as M-Fuel, the short form to describe the Micro Bubble Technologies, Nano, Oil Particle and Gas Suspension Fuel.  The device that mixes M-Fuel will be called the NPU (Nano Processing Unit).  The NPU is a system that comprises of the NPG (Nano Production Generator), computer controller, and pumps.

Additional information on the technologies is available on the MBT websites (www.cnt-battery.com and www.microbubbletech.com).

About Ecolocap’s subsidiary Micro Bubble Technologies Inc.

Micro Bubble Technologies Inc. (“MBT”) is a “green” nanotechnology company, focused on energy solutions. MBT develops and markets nanotechnology-based energy products. MBT’s Carbon Nano Tube batteries demonstrated to have 8 times the energy reserve capacity of traditional lead-acid batteries, 2.5 times that of lithium-ion batteries and a recharge time of five to 10 minutes – for a premium over the price of similar lead-acid battery. MBT’s M-Fuel technology processes oil with water and a special additive through its own developed NPU system, with the result that the M-Fuel provides a 60% reduction in emissions, a 40% reduction in oil consumption, and up to a 25% reduction in cost of fuel and engine maintenance. MBT markets its products worldwide either directly or through agreements with distributors.  MBT is presently looking for distributers in Europe.

Use of Forward-looking Statements.

This press release may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and federal securities laws. These forward-looking statements are based on the current expectations of the management of Micro Bubble Technologies Inc. only, and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. For example, “will allow us to speed up our growth and return to our stakeholders the return they expect from such a dynamic field as reduction of energy use as well as a major contribution to the green effort worldwide” is a forward-looking statement. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in technology and market requirements; our technology may not be validated as we progress further; we may be unable to retain or attract key employees whose knowledge is essential to the development of our products and services; unforeseen market and technological difficulties may develop with our products and services; inability to timely develop and introduce new technologies, products and applications; loss of market share and pressure on pricing resulting from competition, which could cause the actual results or performance of Micro Bubble Technologies Inc. to differ materially from those contemplated in such forward-looking statements. Except as otherwise required by law, Micro Bubble Technologies Inc. undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. For a more detailed description of the risk and uncertainties affecting Ecolocap Solutions Inc., reference Ecolocap Solutions Inc.'s reports filed from time to time with the Securities and Exchange Commission.

Company Contact:

Michael Siegel
President and Chief Executive Officer
EcoloCap Solutions Inc.
1-312-261-5590

Investor Relations Contact:

Richard Nitto
RMN Consulting LLC
1-732-768-0912